EXHIBIT 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Atmos Energy Corporation for the registration of $1.3 billion of debt securities and common stock and to the incorporation by reference therein of our reports dated November 16, 2009, with respect to the consolidated financial statements and schedule of Atmos Energy Corporation, and the effectiveness of internal control over financial reporting of Atmos Energy Corporation, included in its Annual Report (Form 10-K) for the year ended September 30, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young, LLP
Dallas, Texas
March 30, 2010